Exhibit 3.1

RESOLUTIONS FOR CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF DESIGNATIONS

OF THE POWERS, PREFERENCES AND

RELATIVE, PARTICIPATING, OPTIONAL AND OTHER RESTRICTIONS

OF SERIES G CONVERTIBLE PREFERRED STOCK

OF APPLIED DIGITAL CORPORATION

The undersigned, Saidal Mohmand, does hereby certify that:

1. Saidal Mohmand is the Chief Financial Officer of Applied Digital Corporation (the “Corporation”).

2. That the Board of Directors of the Corporation, duly adopted by unanimous written consent a proposed amendment to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Options and other Restrictions of Series G Convertible Preferred Stock (the “Certificate of Designation”) of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment, pursuant to Section 78.1955 and 78.1955(3) of the Nevada Revised Statues, are as follows:

RESOLVED: That the Certificate of Amendment to the Certificate of Designation amends the last sentence of Section 1.5(c)(i) of the Certificate of Designation in its entirety as follows: “The initial Floor Price shall be $34.00, which shall be subject to adjustment as provided herein (the “Floor Price”).”

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Amendment to the Certificate of Designation of Powers, Preferences and Relative, Participating, Optional and Other Restrictions in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 13th day of October, 2025.

By:	/s/ Saidal L. Mohmand
Name:	Saidal L. Mohmand
Title:	Chief Financial Officer